Exhibit 99.1

Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

BullFrog AI Announces Three - Year Global Strategic Partnership with the Lieber Institute for Brain Development

The Strategic Collaboration will Leverage Bullfrog AI’s bfLEAP™ AI Platform to Accelerate R&D Initiatives, Including New Drug Target And Disease Biomarker Identification

Gaithersburg, MD – September 13, 2023 – BullFrog AI Holdings, Inc. (NASDAQ:BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (AI) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced a three-year global strategic partnership with the Lieber Institute for Brain Development (LIBD), a non-profit research institute that maintains the world’s largest repository of postmortem brains for the study of neuropsychiatric disorders.

Under the terms of the agreement, BullFrog AI will leverage its bfLEAP™ platform to mine LIBD’s comprehensive brain data, including transcriptomic, genomic, DNA methylation, cell-line, clinical, and imaging data. The goal of the partnership is to identify previously unrecognized relationships between genes and pathways in the brain and the development of neurologic and psychiatric disorders, thereby facilitating the development of more effective treatments for diseases of the human brain. The collaboration will proceed in two stages, with the first involving unsupervised construction of graphical models to reveal relationships between brain diseases and genomic/biologic attributes, with the goal of identifying new biomarkers and drug targets across disorders. The second stage will involve creating disease-specific models that will enable identification of genes and pathways within these respective disorders.

“This first of its kind global partnership with LIBD represents a significant advancement in using AI to drive precision medicine and will leverage BullFrog AI’s bfLEAP™ artificial intelligence platform to accelerate research and development initiatives, including drug repurposing, clinical trial optimization, and drug target identification,” said Vin Singh, CEO of BullFrog AI. “Access to best-in-class data is a critical first step in harnessing AI to improve drug development. Combining our proprietary bfLEAP™ artificial intelligence platform with LIBD’s extensive brain-related data positions us to accelerate the development of therapies for psychiatric and neurologic disorders.”

The partnership includes a one-year term of data exclusivity to complete the first stages of analyses, with a two-year extension option as performance milestones are met. Throughout the collaboration, BullFrog AI will receive access to LIBD’s collection of brain data for further analyses and additional research projects. BullFrog AI will also have the right to commercialize any product or service generated from the data. The agreement specifies sharing of revenue between BullFrog AI and LIBD from products or services generated from the partnership.

“This partnership enables us to apply BullFrog AI’s innovative AI platform to rapidly accelerate our research and development initiatives,” said Daniel R. Weinberger, M.D., Director and CEO of LIBD. “We strongly believe this collaboration will advance our understanding of brain disorders and ultimately lead to new and better treatments for psychiatric and neurologic diseases.”

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About the Lieber Institute for Brain Development (LIBD)

The mission of the Lieber Institute for Brain Development and the Maltz Research Laboratories is to translate the understanding of basic genetic and molecular mechanisms of schizophrenia and related developmental brain disorders into clinical advances that change the lives of affected individuals. LIBD is an independent, not-for-profit 501(c)(3) organization and a Maryland tax-exempt medical research institute. The Lieber Institute’s brain repository of more than 4,000 human brains is the largest collection of postmortem brains for the study of neuropsychiatric disorders in the world.

About BullFrog AI

BullFrog AI is a technology-enabled drug development company that creates and analyzes networks of biological, clinical, and real-world data spanning from early discovery to late-stage clinical trials. Through its partnerships with leading research institutions, BullFrog AI is at the forefront of AI-driven drug development using its proprietary bfLEAP™ artificial intelligence platform. BullFrog AI is deploying bfLEAP™ for use at several critical stages of development with the intention of streamlining data analytics in therapeutics development, decreasing the overall development costs by decreasing failure rates for new therapeutics.

For more information visit BullFrog AI at

Website: https://bullfrogai.com

LinkedIn: https://www.linkedin.com/company/bullfrogai/

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Healthcare Investor Relations | Corporate Communications | Clinical Trial Patient Recruitment

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

BFRGContact:

Investors

Dave Gentry
RedChip Companies, Inc.
BFRG@redchip.com
800-733-2447

Media

Tiberend Strategic Advisors, Inc.
Eric Reiss

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802-249-1136

Dave Schemelia

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609-468-9325

SOURCE: BullFrog AI Holdings, Inc.

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